Exhibit 99.1

Dear option holders,

I am pleased to announce that on August 6th, 2009 GCI will launch an option exchange program for participants in our stock option program.  This program will give you, as an option holder, the right to exchange some or all of your options for a lesser number of restricted shares.  When the option exchange program begins, we will provide you with access to written materials explaining the terms and timing of the program.  You should read these materials carefully, as they contain important information about the option exchange program.  While GCI can offer no advice on whether or not you should participate in this offer, we are committed to giving you all the information we can for you to make an informed decision.  You will receive an e-mail from Peter Pounds shortly that addresses some of the frequently asked questions that may arise in connection with the program.  In addition, we will hold workshops to introduce the program and provide an opportunity for Question and Answer sessions to help with any questions you may have.  We look forward to implementing the program and will provide you with additional information once the program is initiated.

Ron

The option exchange program described in this e-mail has not yet commenced.  GCI will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the Option Exchange Program.  Persons who are eligible to participate in the Option Exchange Program should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the Option Exchange Program.

GCI’s stockholders and option holders will be able to obtain the written materials described above and other documents filed by GCI with the SEC free of charge from the SEC’s website at www.sec.gov.  In addition, stockholders and option holders may obtain free copies of the documents filed by GCI by directing a written request to:  General Communication, Inc., 2550 Denali Street, Suite 1000, Anchorage, Alaska 99503, Attention:  Investor Relations.